Exhibit 99.1

News

May 21, 2015	Analyst Contact:	Andrew Ziola
918-947-7163
	Media Contact:	Hayley Westwood
918-947-7048

ONE Gas Holds First Annual Meeting of Shareholders

TULSA, Okla. – May 21, 2015 – ONE Gas, Inc. (NYSE: OGS) held its first Annual Meeting of Shareholders today, May 21, 2015, at company headquarters in Tulsa, Okla.

ONE Gas President and Chief Executive Officer, Pierce H. Norton II, discussed the accomplishments and highlights of 2014 – the company’s first year as an independent company. Norton also took time to thank the board of directors, the company’s 3,300 employees and its retirees.

“Our employees provide safe and reliable natural gas service to 2.1 million customers daily,” said Norton. “They are passionate about this business and I have been inspired and motivated this past year by the power of our people collaborating and working together toward common goals – united by a clear vision, mission and strategy.”

Norton shared that ONE Gas’ focus on safety, investing in system integrity, customer service, and operating efficiently and responsibly were driving factors for the strong results delivered to shareholders in 2014.

Following the separation from ONEOK (NYSE: OKE) on Jan. 31, 2014, the company declared and paid three dividends, and in January 2015, increased the dividend 7 percent.

Shareholders approved the following proposals:

•	Election of three directors to the ONE Gas Board of Directors each for a three-year term;

•	Selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2015;

•	Performance goals and approval of the company’s executive compensation plan on an advisory basis; and

•	Advisory votes on executive compensation will be conducted on a yearly basis.

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

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ONE Gas Holds First Annual Meeting of Shareholders

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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